Exhibit 99.1

      GSI Commerce Reports Fiscal 2004 Second Quarter Operating Results

   Company Achieves Record Second Quarter Net Revenues and Reduces Net Loss

    KING OF PRUSSIA, Pa., July 28 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced that for its second fiscal quarter ended
July 3, 2004, the company increased its net revenues 28 percent to $64.7 million and reported a net loss of $3.1 million, or $0.08 per share, decreasing the company's net loss by $631,000, or $0.02 per share, compared to last year's second fiscal quarter. For the same comparable periods, adjusted EBITDA, a non-GAAP financial measure, improved by approximately $394,000 to a loss of $535,000, and net merchandise sales, also a non-GAAP financial measure, rose 63 percent to $89.6 million. Definitions of the non-GAAP financial measures, adjusted EBITDA and net merchandise sales, a discussion of why the company uses these measures and a reconciliation of these measures to the nearest GAAP measures appear later in this news release.

    Net Revenues and Net Merchandise Sales

    Net revenues were $64.7 million for the second quarter of fiscal 2004, which was a 28 percent increase compared to net revenues of $50.3 million for the second quarter of fiscal 2003.

    Net revenues from product sales generated by the company's sporting goods category were $33.6 million for the second quarter of fiscal 2004, which was a 24 percent increase compared to $27.0 million for the second quarter of fiscal 2003. Net revenues from product sales generated by the company's other merchandise categories were $19.5 million for the second quarter of fiscal 2004, which was a 4.0 percent increase compared to $18.7 million for the second quarter of fiscal 2003. The company launched the Treo 600 smartphone from palmOne on the GSI Commerce platform approximately one month later than planned which, together with a lengthy product availability backlog for this popular product line, negatively impacted product revenues in the other merchandise sales category in the quarter.

    Service fee revenues increased 150 percent to $11.6 million in the second quarter of fiscal 2004 compared to $4.6 million in the second quarter of fiscal 2003.

    Net merchandise sales were $89.6 million for the second quarter of fiscal 2004, a 63 percent increase compared to net merchandise sales of $54.8 million for the second quarter of fiscal 2003. Net merchandise sales represent the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not the company is the seller of the merchandise or records the full amount of such sales on its financial statements.

    Net merchandise sales from the sporting goods category increased 40 percent in the second quarter of fiscal 2004 to $37.9 million compared to $27.0 million in the second quarter of fiscal 2003. Net merchandise sales from the company's other merchandise categories increased 86 percent in the second quarter of fiscal 2004 to $51.7 million from $27.8 million in the second quarter of fiscal 2003.

    Net Loss, EPS and Adjusted EBITDA

    The company had a net loss of $3.1 million for the second quarter of fiscal 2004, which was an improvement of approximately $631,000 compared to the net loss of $3.8 million for the second quarter of fiscal 2003.

    The company showed a $0.02 per share improvement with a net loss per share of $0.08 for the second quarter of fiscal 2004 compared to a net loss per share of $0.10 for the second quarter of fiscal 2003.

    The company showed a $394,000 improvement in adjusted EBITDA, with an adjusted EBITDA loss of $535,000 in the second quarter of fiscal 2004 compared to an adjusted EBITDA loss of $929,000 in the second quarter of fiscal 2003. The company incurred severance, recruiting and other expenses of approximately $500,000 related to executive management transitions in the second quarter of fiscal 2004, which had not been considered in the company's guidance issued in the fiscal 2004 first quarter operating results news release. Adjusted EBITDA represents earnings (or losses) before interest income/expense, taxes, depreciation, amortization, and stock-based compensation.

    Gross Profit and Operating Expenses

    The company's gross profit improved 47 percent to $25.1 million in the second quarter of fiscal 2004 compared to a gross profit of $17.0 million in the second quarter of fiscal 2003. Gross margin improved to 38.8 percent for the second quarter of fiscal 2004 from 33.8 percent in the second quarter of fiscal 2003, an increase of 500 basis points.

    Total operating expenses were $28.5 million for the second quarter of fiscal 2004, an increase of 35 percent compared to $21.1 million for the second quarter of fiscal 2003. Total operating expenses, as a percentage of net revenues, increased to 44 percent in the second quarter of fiscal 2004 compared to 42 percent in the second quarter of fiscal 2003.

    Total operating expenses of $28.5 million, as a percentage of net merchandise sales of $89.6 million, were 32 percent in the second quarter of fiscal 2004. This compared to total operating expenses of $21.1 million in the second quarter of fiscal 2003, which, as a percentage of net merchandise sales of $54.8 million, were 38 percent.

    Balance Sheet

    The company's cash, cash equivalents, short-term investments and marketable securities at the end of fiscal 2004's second quarter were $48.2 million compared to $69.5 million at fiscal 2003 year-end, a decrease of $21.3 million, which was primarily attributable to the expected seasonality of working capital and, to a lesser extent, the purchase of a new company headquarters building. Cash, cash equivalents, short-term investments and marketable securities at the end of fiscal 2004's second quarter decreased $1.2 million compared to the $49.4 million at the end of fiscal 2003's second quarter. During fiscal 2004's second quarter, the company purchased a new headquarters building in King of Prussia, Pa., for $17 million and secured a 10-year, $13-million mortgage loan.

    The company's inventory at the end of fiscal 2004's second quarter was $22.0 million compared to $22.9 million at fiscal 2003 year-end, a decrease of $879,000. Comparing inventory at the end of fiscal 2004's second quarter to the end of fiscal 2003's second quarter, inventory increased $1.7 million to $22.0 million from $20.3 million.

    Management's Commentary

    "GSI Commerce has performed well since our last report," said Michael Rubin, chairman and CEO of GSI Commerce. "We have generated strong growth from sports and other categories, improved our bottom line, continued our strategy of meaningfully investing in our business to support our substantial growth opportunity and added key new partners. We are on track to meet our guidance and are also positioned well for future growth."

    Highlights since April 28, 2004

    -- Polo Ralph Lauren and Timberland successfully launched their e-commerce stores at http://www.polo.com and http://www.timberland.com, respectively, on GSI Commerce's e-commerce platform.

    -- The company signed new partner agreements with two luxury brand designers and retailers of high-quality apparel, accessories and home products. The company expects to launch these partners' online stores on GSI Commerce's e-commerce platform later this year.

    -- GSI Commerce secured a multi-year contract extension with palmOne Inc. (Nasdaq: PLMO). In addition to continuing to operate palmOne's online stores in the United States and Canada, GSI Commerce will replace and operate palmOne's Treo(TM) online store, currently operated in-house by palmOne. The new site will include phone activation services and credit authorization interfaces with an expanded list of telecommunication carriers, including AT&T, Sprint, Cingular, T-Mobile and Verizon.

    -- GSI Commerce signed a multi-year extension of its contract to operate the online retail store for Reebok International Ltd., a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment.

    -- Robert Blyskal was named to the newly created position of co-president and chief operating officer. Blyskal directly oversees the business management, technology and information services, and fulfillment and customer service groups and reports to Michael Rubin.

    -- The company's e-commerce platform was selected by more of the Top 300 Web retailers in the United States than any other solution provider's platform, according to research published in June by Internet Retailer Magazine in its "2004 Top 300 Guide."

    -- GSI Commerce completed the purchase of a new 104,000-square-foot headquarters building in King of Prussia, Pa. The company intends to occupy the building in the fourth quarter of fiscal 2004, enabling it to consolidate its headquarters staff into one facility from the three facilities it currently occupies.

    -- GSI Commerce leased a 400,000-square-foot fulfillment center. This is GSI Commerce's second fulfillment facility. The lease is contingent upon receiving certain tax-related incentives from the state where the facility is located. Provided that the state incentives are approved, GSI Commerce intends to operate the facility, which would nearly double fulfillment capacity to 870,000 square feet from 470,000 square feet, beginning in the fourth quarter of fiscal 2004.

    Fiscal 2004 Third Quarter, Fourth Quarter and Annual Financial Guidance

    The following forward-looking statements reflect GSI Commerce's expectations as of July 28, 2004. GSI Commerce provides guidance for its business based only on signed agreements. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce, and various other risk factors discussed below, actual results may differ materially.
    The company provides the following guidance for the fiscal 2004 third quarter:

    -- Net revenues are expected to be in the range of $62 million to $67 million.

    -- Net merchandise sales are expected to be in the range of $92 million to $97 million.

    -- Net loss is expected to be in the range of $4.9 million to $3.9 million.

    -- Adjusted EBITDA loss is expected to be in the range of a $1.5 million to $500,000.

    The company provides the following guidance for the fiscal 2004 fourth quarter:

    -- Net revenues are expected to be in the range of $117 million to $130 million.

    -- Net merchandise sales are expected to be in the range of $177.5 million to $190.5 million.

    -- Net income is expected to be in the range of $12.1 million to $13.1 million.

    -- Adjusted EBITDA is expected to be in the range of $16.6 million to $17.1 million.

    The company also updates its previous guidance for fiscal 2004:

    -- Net revenues are expected to be in the range of $310 million to $328 million.

    -- Net merchandise sales are expected to be in the range of $445 million to $463 million.

    --  Net income is expected to be in the range of $0 to $2 million.

    -- Adjusted EBITDA is expected to be in the range of $13.5 million to $15 million.

    Non-GAAP Financial Measures

    This press release contains adjusted EBITDA, net merchandise sales and certain ratios that use net merchandise sales. GSI Commerce uses adjusted EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense, which may fluctuate materially due to fluctuations in the price of GSI Commerce's common stock both on a quarterly and annual basis, and does not consistently reflect GSI Commerce's results from its core business activities. GSI Commerce also uses net merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and business management costs such as marketing department staffing levels are related to the amount of sales made through GSI Commerce's platform, whether or not GSI Commerce records the revenue from such sales. GSI Commerce believes that investors will have a more thorough understanding of its historical expenses and expense trends if they have visibility to both GAAP net revenue as well as the non-GAAP financial measure net merchandise sales and the percentages that such expenses bear to net revenues and net merchandise sales. These financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures as is required under SEC rules.

    Second Quarter Conference Call

    GSI Commerce has scheduled a conference call on July 28 at 4:45 p.m. EDT to discuss the company's fiscal 2004 second quarter results and expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-800-299-7635, by 4:30 p.m. EDT. The conference password is "67635289" and the leader's name is "Michael Rubin." Alternatively, to listen to the call live on the Web, go to the GSI Commerce Web site, http://www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m.
EDT) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, a telephone replay of the conference call will be available one hour after the completion of the call at 1-888-286-8010 and remain available through August 27. The password for the replay is "48453182."

    About GSI Commerce

    GSI Commerce provides an e-commerce solution enabling retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. The company's e-commerce solution includes Web site design and development, e-commerce technology, managed hosting, order fulfillment, customer service, merchandising and order management, online merchandising, customer relationship management, content development and online marketing. The company operates either all or a portion of the e-commerce businesses for approximately 45 partners.

    Forward-Looking Statements

    All statements made in this release and to be made in GSI Commerce's fiscal 2004 second quarter conference call, including those in the tape recording, live audio and live Webcast of the call, other than statements of historical fact, are or will be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industries and markets in which GSI Commerce operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers, and the timing of its establishment or extension of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by GSI Commerce.

    palmOne and Treo are among the trademarks or registered trademarks owned by or licensed to palmOne Inc. or its subsidiaries.



                     GSI COMMERCE, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share data)
                                 (Unaudited)


                                                   January 3,         July 3,
                                                     2004              2004

                                     ASSETS

    Current assets:
         Cash and cash equivalents                 $57,558           $32,975
         Marketable securities                      11,912            15,268
         Accounts receivable, net of
          allowance of $709 and $718,
          respectively                               4,898             7,283
         Inventory                                  22,910            22,031
         Current portion - notes receivable          1,377               900
         Prepaid expenses and other
          current assets                             1,848             1,502
              Total current assets                 100,503            79,959

    Property and equipment, net                     44,840            63,269
    Goodwill, net                                   13,453            13,453
    Notes receivable                                 2,356             1,293
    Other equity investments                         2,159             2,847
    Other assets, net of accumulated
     amortization of $2,644 and $3,352,
     respectively                                   12,272            11,745
              Total assets                        $175,583          $172,566



                      LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
         Accounts payable                          $27,677           $22,215
         Accrued expenses and other                 22,538            21,344
         Deferred revenue                           14,998            11,769
         Current portion - note payable                -                 150
              Total current liabilities             65,213            55,478

    Note payable                                       -              12,850
    Mandatorily redeemable preferred stock,
     Series A, $0.01 par value, 10,000 shares
     authorized; 0 shares issued and
     outstanding as of January 3, 2004 and
     July 3, 2004, respectively                        -                 -

    Commitments and contingencies

    Stockholders' equity:
         Preferred stock, $0.01 par value,
          4,990,000 shares authorized; 0 shares
          issued and outstanding as of
          January 3, 2004 and July 3, 2004,
          respectively                                 -                 -
         Common stock, $0.01 par value,
          90,000,000 shares authorized;
          40,781,036 and 41,011,620 shares
          issued as of January 3, 2004 and
          July 3, 2004, respectively;
          40,779,826 and 41,010,410 shares
          outstanding as of January 3, 2004
          and July 3, 2004, respectively               408               410
         Additional paid in capital                287,571           288,708
         Accumulated other comprehensive loss          -                 (97)
         Accumulated deficit                      (177,609)         (184,783)
                                                   110,370           104,238

         Less: Treasury stock, at par                  -                 -
              Total stockholders' equity           110,370           104,238

              Total liabilities and
               stockholders' equity               $175,583          $172,566



                     GSI COMMERCE, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)


                                          Three Months Ended Six Months Ended
                                          June 28,  July 3, June 28,  July 3,
                                            2003     2004     2003      2004

    Revenues:
         Net revenues from product sales  $45,722  $53,131  $89,895  $110,009
         Service fee revenues               4,626   11,558    9,332    20,948

              Net revenues                 50,348   64,689   99,227   130,957
    Cost of revenues from product sales    33,307   39,564   65,160    81,072

              Gross profit                 17,041   25,125   34,067    49,885

    Operating expenses:
         Sales and marketing, exclusive
          of $279, $195, $508 and $689
          reported below as stock-based
          compensation, respectively       11,095   16,787   24,219    34,236
         Product development, exclusive
          of $0, $(47), $0 and $2
          reported below as stock-based
          compensation, respectively        3,418    4,498    7,117     8,981
         General and administrative,
          exclusive of $125, $5, $184 and
          $89 reported below as stock-based
          compensation, respectively        3,457    4,375    6,538     8,295
         Stock-based compensation             404      153      692       780
         Depreciation and amortization      2,734    2,646    5,432     5,245

              Total operating expenses     21,108   28,459   43,998    57,537

    Other (income) expense:
         Interest expense                     -         54      -          54
         Interest income                     (290)    (242)    (671)     (532)

             Total other (income) expense    (290)    (188)    (671)     (478)

    Net loss                              $(3,777) $(3,146) $(9,260)  $(7,174)

    Losses per share - basic and diluted:
         Net loss                          $(0.10)  $(0.08)  $(0.24)   $(0.18)

    Weighted average shares outstanding:
         basic and diluted                 38,838   40,991   38,811    40,930


                     GSI COMMERCE, INC. AND SUBSIDIARIES
              ADJUSTED EBITDA AND RECONCILIATION TO GAAP RESULTS
                                (In thousands)
                                 (Unaudited)


                                           Three Months Ended Six Months Ended
                                           June 28,  July 3, June 28,  July 3,
                                             2003     2004     2003     2004

    Adjusted EBITDA:
         Net loss excluding interest income
          and expense, taxes and charges
          for stock-based compensation and
          depreciation and amortization      $(929)   $(535) $(3,807) $(1,627)


    Reconciliation of Adjusted EBITDA to
     GAAP results:
         Adjusted EBITDA                     $(929)   $(535) $(3,807) $(1,627)

         Interest expense                      -         54      -         54
         Interest income                      (290)    (242)    (671)    (532)
         Taxes                                 -        -        -        -
         Stock-based compensation              404      153      692      780
         Depreciation and amortization       2,734    2,646    5,432    5,245

         Net loss                          $(3,777) $(3,146) $(9,260) $(7,174)



                     GSI COMMERCE, INC. AND SUBSIDIARIES
         NET MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                            (Dollars in thousands)
                                 (Unaudited)


                                           Three Months Ended
                                           June 28,   July 3,     Variance
                                             2003      2004     Amount     %

    Net merchandise sales (1) -
     (a non-GAAP financial measure):
         Category:
              Sporting goods               $27,011   $37,912   $10,901    40%
              Other (2)                     27,824    51,669    23,845    86%
                   Total net merchandise
                    sales (1) - (a non-GAAP
                    financial measure)     $54,835   $89,581   $34,746    63%

    Net revenues - (GAAP basis):
       Net revenues from product sales:
         Category:
              Sporting goods               $27,011   $33,586    $6,575    24%
              Other (2)                     18,711    19,545       834     4%

                   Total net revenues
                    from product sales      45,722    53,131     7,409    16%

       Service fee revenues                  4,626    11,558     6,932   150%

                   Total net revenues -
                    (GAAP basis)           $50,348   $64,689   $14,341    28%


    Reconciliation of net merchandise
     sales (1) to net revenues:
       Net merchandise sales (1) - (a
        non-GAAP financial measure):
         Category:
              Sporting goods               $27,011   $37,912   $10,901    40%
              Other (2)                     27,824    51,669    23,845    86%
                   Total net merchandise
                    sales (1) - (a non-GAAP
                    financial measure)      54,835    89,581    34,746    63%
       Less:
        Sales by partners (3):
         Category:
              Sporting goods                   -      (4,326)   (4,326)   -
              Other                         (9,113)  (32,124)  (23,011)  253%

                   Total sales by
                    partners (3)            (9,113)  (36,450)  (27,337)  300%
       Add:
        Service fee revenues                 4,626    11,558     6,932   150%

                   Net revenues - (GAAP
                    basis)                 $50,348   $64,689   $14,341    28%

    (1) Net merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

    (2) The "Other" categories of both net merchandise sales and net revenues from product sales include $167,000 and $1,000 for the three-month periods ended June 28, 2003 and July 3, 2004, respectively, related to Ashford.com.

    (3) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.



                     GSI COMMERCE, INC. AND SUBSIDIARIES
         NET MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                            (Dollars in thousands)
                                 (Unaudited)


                                              Six Months Ended
                                             June 28,   July 3,   Variance
                                               2003      2004    Amount    %

    Net merchandise sales (1) -
     (a non-GAAP financial measure):
         Category:
              Sporting goods                 $51,418   $72,998  $21,580   42%
              Other (2)                       57,593   102,470   44,877   78%
                   Total net merchandise
                    sales (1) - (a non-GAAP
                    financial measure)      $109,011  $175,468  $66,457   61%

    Net revenues - (GAAP basis):
       Net revenues from product sales:
         Category:
              Sporting goods                 $51,418   $67,124  $15,706   31%
              Other (2)                       38,477    42,885    4,408   11%

                   Total net revenues from
                    product sales             89,895   110,009   20,114   22%

       Service fee revenues                    9,332    20,948   11,616  124%

                   Total net revenues -
                    (GAAP basis)             $99,227  $130,957  $31,730   32%


    Reconciliation of net merchandise sales (1)
     to net revenues:
       Net merchandise sales (1) - (a non-GAAP
        financial measure):
         Category:
              Sporting goods                 $51,418   $72,998  $21,580   42%
              Other (2)                       57,593   102,470   44,877   78%
                   Total net merchandise
                    sales (1) - (a non-GAAP
                    financial measure)       109,011   175,468   66,457   61%
       Less:
        Sales by partners (3):
         Category:
              Sporting goods                     -      (5,874)  (5,874)  -
              Other                          (19,116)  (59,585) (40,469) 212%

                   Total sales by
                    partners (3)             (19,116)  (65,459) (46,343) 242%
       Add:
        Service fee revenues                   9,332    20,948   11,616  124%

                   Net revenues - (GAAP
                    basis)                   $99,227  $130,957  $31,730   32%

    (1) Net merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

    (2) The "Other" categories of both net merchandise sales and net revenues from product sales include $902,000 and $9,000 for the six-month periods ended June 28, 2003 and July 3, 2004, respectively, related to Ashford.com.

    (3) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.


    Contacts:

    Michael Conn                       Greg Ryan
    Senior Vice President              Director, Corporate Communications
    tel: 610-491-7002                  tel: 610-491-7294
    fax: 610-491-7302                  fax: 610-265-2866
    e-mail: connm@gsicommerce.com      e-mail: ryang@gsicommerce.com

SOURCE  GSI Commerce, Inc.
    -0-                             07/28/2004
    /CONTACT: Michael Conn, Senior Vice President, +1-610-491-7002, or fax, +1-610-491-7302, connm@gsicommerce.com, or Greg Ryan, Director, Corporate Communications, +1-610-491-7294, or fax, +1-610-265-2866,
ryang@gsicommerce.com, both of GSI Commerce/
    /Web site:  http://www.gsicommerce.com /
    (GSIC PLMO)

CO:  GSI Commerce, Inc.
ST:  Pennsylvania
IN:  ECM CPR MLM REA SPT
SU:  ERN CCA MAV PER CON AWD ERP RLE